Exhibit 99.1

                Ibis Technology Receives Nasdaq Notice
                   Regarding Minimum Bid Price Rule


    DANVERS, Mass.--(BUSINESS WIRE)--Dec. 12, 2007--Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced that on December 10, 2007 it received a letter from the Nasdaq Stock Market advising that for the previous 30 consecutive business days, the bid price of the Company's common stock (the "Common Stock") had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 4450(a)(5). This notification has no effect on the listing of the Common Stock at this time.

    Nasdaq stated in its letter that in accordance with Nasdaq Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until June 9, 2008, to regain compliance with the minimum bid price requirement. The bid price of the Common Stock must close at $1.00 per share or more for a minimum of 10 consecutive business days to achieve.

    If the Company does not regain compliance with the minimum bid price requirement by June 9, 2008, the Nasdaq staff will provide the Company with written notification that the Common Stock will be delisted from the Nasdaq Global Market. At that time, the Company may appeal the delisting determination to a Nasdaq Listings Qualifications Panel pursuant to applicable Nasdaq rules. Alternatively, Nasdaq Marketplace Rule 4450(i) may permit the Company to transfer the Common Stock to the Nasdaq Capital Market if the Common Stock satisfies all criteria, other than compliance with the minimum bid price requirement, for initial inclusion on such market. In the event of such a transfer, the Nasdaq Marketplace Rules provide that the Company will be afforded an additional 180 calendar days to comply with the minimum bid price requirement while listed on the Nasdaq Capital Market.

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI
(Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, Ibis Technology is traded on Nasdaq under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on the Ibis web site at www.ibis.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This release contains express or implied forward-looking statements including, among other things, (i) regaining compliance with the minimum bid price requirement and the continued inclusion of the Company's Common Stock on the Nasdaq Global Market or transfer to the Nasdaq Capital Market, (ii) the Company's ability to conduct its operations in a manner consistent with its current plan and existing capital resources or otherwise to obtain additional implanter orders or to secure financing to continue as a going concern, (iii) the timing of SUMCO's ramping to production quantities on their i2000 implanters (iv) customer interest in and demand for, and market acceptance of, the Company's SIMOX-SOI technology, (v) attaining implanter improvements to the degree and in the timeframe necessary to meet customer expectations, (vi) the Company's plan to focus on supplying implanters to wafer manufacturers, (vii) the Company's expectations regarding future orders for i2000 implanters, (viii) the adequacy of the Company's cash resources for continuing and future operations, and (ix) the adoption rate of SOI technology. Such statements are neither promises nor guarantees, but rather are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, cessation as a going concern due to the depletion of the Company's cash reserves at an unanticipated rate combined with an inability to obtain customer orders or to secure financing, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the Company's products, the Company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the Company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which an i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers without substantial delay, modification, or cancellation, in whole or in part, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the Company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the Company's Securities and Exchange Commission filings from time to time, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2006. All information set forth in this press release is as of December 12, 2007, and Ibis undertakes no duty to update this information unless required by law.


    CONTACT: Ibis Technology Corporation
             William J. Schmidt, 978-777-4247
             CFO & Treasurer